Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-115581) and related Prospectus of Secure Computing Corporation for the registration of up to $70,000,000 of its common stock and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements and the related financial statement schedule of Secure Computing Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 3, 2004